First Amendment to Purchase and Assumption Agreement

This FIRST AMENDMENT (First Amendment) is dated as of March 20, 2009, and is by and among RBS Citizens, National Association, a national banking association with its principal office at One Citizens Plaza, Providence, Rhode Island 02903 (Seller), Old National Bank, a national banking association with its principal office at 1 Main Street, Evansville, Indiana 47708 (Purchaser), and Old National Bancorp, an Indiana corporation with its principal office at 1 Main Street, Evansville, Indiana 47708 (Parent).

WHEREAS, Seller, Purchaser and Parent are parties to that certain Purchase and Assumption Agreement dated as of November 24, 2008 (Agreement), pursuant to the terms of which Purchaser shall acquire certain assets and assume certain liabilities of Seller;

WHEREAS, Section 17.5 of the Agreement prohibits any modifications or amendments to the Agreement, except by an instrument in writing signed by the party or parties sought to be bound thereby;

WHEREAS, Seller, Purchaser and Parent desire to amend the Agreement to clarify the scope of certain provisions set forth in the Agreement, in a manner consistent with and subject to the terms and conditions set forth in this First Amendment; and

WHEREAS, Seller, Purchaser and Parent desire to make such other amendments to the Agreement as are set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, subject to the terms and conditions set forth herein, each of Seller, Purchaser and Parent hereby agrees as follows:

    General

    The Agreement is amended, as of the date on which Seller, Purchaser and Parent execute this First Amendment, by adding, deleting or otherwise modifying the provisions of the Agreement as noted herein. This First Amendment is part of the Agreement. All other provisions of the Agreement remain intact and by signing below, each of Seller, Purchaser and Parent reaffirms its agreement to be bound by the terms and conditions of the Agreement (as hereby amended by this First Amendment).

    Capitalized terms used but not defined in this First Amendment shall have the same meanings ascribed to such terms in the Agreement.

    Definitions

    Section 1.1 of the Agreement is amended to delete from the definition of the term "Residual Processing Account" the phrase "seventieth (70th)" and to substitute therefor the following:

    one hundred thirtieth (130th)

    Section 1.1 of the Agreement is amended to add the following sentence immediately at the end of the third sentence of the definition of the term "Commercial Loans":

    Commercial Loans shall not include any swap agreements associated with the Commercial Loans.

    Section 1.1 of the Agreement is amended to add the following definitions for the terms "Consumer Loans," "ESA," "Parking Lot Lease" and "Restricted Accounts":

    "Consumer Loans" shall mean all of Seller's right, title and interest in and to the loans identified on Schedule 1.1(q), including all Accrued Interest thereon. Each Consumer Loan shall include all documents executed or delivered in connection with such loan, and any and all collateral held by Seller as security therefor or in which a security interest, Lien or mortgage has been granted to Seller and any and all guarantees, insurance and other credit enhancement relating thereto, and all Accrued Interest thereon, all as exists at the close of business on the Closing Date and that are in the possession or control of Seller.

    "ESA" shall mean a Coverdell Education Savings Account as specified in Section 530 of the Code.

    "Parking Lot Lease" shall mean that certain Parking Lot Lease dated as of March 2006, by and between Seller and The Schneider Corporation, as amended.

    "Restricted Account" shall mean a Deposit Liability which, as of the Closing Date, is subject to a writ of garnishment, levy or other court-ordered restriction.

    Section 1.1 of the Agreement is amended to delete the definition "Loan/Deposit Production Office(s)" in its entirety and to substitute therefor the following:

    "Loan/Deposit Production Office(s)" shall mean office(s) that Seller has established or following the date of this Agreement may establish in the Branch Market from which it or its representatives may (a) solicit deposits, provide information about deposit products, assist persons in completing application forms and related documents to open a deposit account, (b) receive deposits, pay checks, engage in any other branch activity or perform any other activities not prohibited by applicable law, or (c) engage in any processing, lending, servicing and administration-related activities relating to: (i) any of its or its Affiliates' commercial real estate loan products as they presently or in the future may exist and (ii) any of its or its Affiliates' lending products as they presently or in the future may exist; in each case in connection with (A) any Person with sales or revenue in any fiscal year of such Person of twenty-five million dollars (US$25,000,000) or more as reported by such Person or any credible third-party source, (B) government entities, (C) non-profit entities, (D) educational institutions, (E) other institutions, (F) Regional Banking Customers of Seller that have loans which are not acquired by Purchaser, (G) any commercial real estate entity, including without limitation, single-asset entities formed to own and operate borrowing entities, and (H) health care entities.

    Section 1.1 of the Agreement is further amended to delete the definitions of the terms "Branch Assets," "Deposit Liabilities" or "Deposit Liability," "Deposit Premium," "Excluded Fixed Assets," "Excluded IRA/Keogh/Employee Pension Plan Deposits," "Fixed Assets," "Leases," "Loans" and "Post-Transfer Processing Period" in their entirety and to substitute therefor the following:

    "Branch Assets" shall mean the Real Property, the ATMs, the Fixed Assets, the Consumer Loans, the Cash, the Leases, the Shared Space Agreements, the Safe Deposit Agreements and all keys for the safe deposit boxes and all of Seller's records related to such safe deposit boxes. Branch Assets shall not include, nor shall Purchaser assume under this Agreement, (a) any actions, suits or proceedings pending, or to the Knowledge of Seller threatened, as of the Closing Date or (b) any liabilities, actions, suits or proceedings arising out of Seller's actions prior to the Closing Date concerning the Branch Assets, except those that relate to the performance of a written agreement pursuant to the terms thereof following the Closing Date.

    "Deposit Liabilities" or "Deposit Liability" shall mean all of Seller's liabilities and obligations relating to or arising out of all of the deposit accounts assigned to a Branch as of the Closing Date, including, without limitation, all passbook accounts, statement savings accounts, checking, money market and NOW accounts, certificates of deposit and IRA, Keogh Plan, ESA and Employee Pension Plan accounts, and all Accrued Interest thereon. Deposit Liabilities shall include accounts subject to sweep, repurchase or similar arrangements. Deposit Liabilities shall exclude (a) all Deposit Liabilities that are Excluded IRA/ESA/Keogh/Employee Pension Plan Deposits, (b) all Government Deposit Liabilities, (c) such liabilities, duties, responsibilities and obligations related to such accounts held by any Person with sales or revenue in any fiscal year of such Person of twenty-five million dollars (US$25,000,000) or more as reported by such Person or any credible third-party source, (d) such liabilities, duties, responsibilities and obligations related to such accounts held by any Person that is a client of a business that Purchaser will not acquire pursuant to the terms of this Agreement, including without limitation, commercial real estate, dealer finance or any of Seller's national businesses, (e) liabilities and obligations relating to or arising out of all of the deposit accounts assigned to the Surviving Branches, if any, (f) any and all deposit accounts assigned to a Branch and which are held by Seller as security for a commercial loan that Purchaser will not acquire pursuant to the terms of this Agreement, and (g) all deposit accounts assigned to a Branch and which Seller and Purchaser otherwise mutually agree to exclude from the transactions contemplated by this Agreement, each as identified on Schedule 1.1(s).

    "Deposit Premium" shall mean the amount equal to four percent (4%) of the Deposit Liabilities (which, for purposes of calculating the Deposit Premium, shall exclude the Deposit Liabilities of the Regional Banking Customers listed on Schedule 1.1(r)).

    "Excluded Fixed Assets" shall mean (a) all artwork, supplies, signs, marketing aids, trade fixtures or equipment specifically identifying or relating in any way to Seller or any of its Affiliates or containing any trade name, trademark or service mark, logo or corporate name or other symbol of Seller or any of its Affiliates and located in the Branches or Office on the Closing Date (exclusive of the merchandising items that are set forth on Schedule 1.1(t)), (b) all software, source and object code, associated licenses, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof located in the Branches or Office on the Closing Date; (c) all electronic mail records and databases; (d) all Internet domain names and Uniform Resource Locators (URLs); (e) any Fixed Assets not acquired by Purchaser pursuant to Section 8.3(c); and (f) the Epson 5000 printers used at the Branches or the Office.

    "Excluded IRA/ESA/Keogh/Employee Plan Deposits" shall have the meaning specified in Section 12.11(a).

    "Fixed Assets" shall mean (a) all of the furniture, fixtures, equipment, DVRs, leasehold improvements and other assets owned by Seller and located in the Branches and Office that are set forth on Schedule 1.1(g), plus (b) all of the merchandising items that are set forth on Schedule 1.1(t), (c) new items acquired in the ordinary course of business in operating the Branches and Office and (d) any items owned by Seller and located at the Branches or the Office that are not set forth on Schedule 1.1(g) and that are not Excluded Fixed Assets, all as updated as of the last day of the calendar month immediately proceeding the Closing Date. Fixed Assets shall exclude the Excluded Fixed Assets and any proprietary information or any trade name, trademark or service mark, logo or corporate name of Seller or any of its Affiliates contained within or relating to such Fixed Assets.

    "Leases" shall mean the Branch Leases, the Office Lease and the Parking Lot Lease.

    "Loans" shall mean, collectively, the SBA Loans, the Commercial Loans and the Consumer Loans.

    "Post-Transfer Processing Period" shall mean the one hundred and twenty (120) day period from and after the Closing Date.

    Schedules

    The name of Schedule 1.1(g) is changed from "Excluded Fixed Assets" to "Fixed Assets," and the attached Schedule 1.1(g), which is current as of February 28, 2009, supersedes and replaces the existing Schedule 1.1(g).

    Each of Schedule 1.1(q), Consumer Loans, Schedule 1.1(r), No Deposit Premium Accounts, Schedule 1.1(s), Excluded Deposit Liabilities, and Schedule 1.1(t), Merchandising Items, is added to the list of Schedules and forms a part of the Agreement. Attached hereto are copies of Schedule 1.1(q), Schedule 1.1(r) and Schedule 1.1(s), which are current as of March 6, 2009, and a copy of Schedule 1.1(t), which is current as of February 28, 2009.

    ACH Transactions

    Section 12.1(b)(iii) of the Agreement is amended to delete from the second sentence thereof the phrase "sixtieth (60th)" and to substitute therefor the following:

    one hundred twentieth (120th)

    Consents and Approvals

    Section 6.15 of the Agreement is amended to delete the first sentence thereof and to substitute therefor the following:

    Except for Regulatory Approvals, SBA Consents, Executed Landlord Consents, Required Landlord Consents, the Signage Landlord Consent, and IRA/ESA/Keogh/Employee Pension Plan consents, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller's consummation of the transactions contemplated by this Agreement.

    Nonsolicitation

    Section 8.5 of the Agreement is amended to delete from the first sentence thereof the phrase "one or more branches, automated teller machines and loan production offices within the Branch Market" and to substitute therefor the following:

    one or more branches and automated teller machines within the Branch Market

    Section 8.5 of the Agreement is amended to delete the phrase "(C) any advertising, marketing, soliciting, obtaining, and providing products and services of or to (i) any commercial or institutional Persons located in the Branch Market with sales or revenue in any fiscal year of the Person of twenty-five million dollars (US$25,000,000) or more as reported by such Person or any third-party source, (ii) any governmental entity, and (iii) any Person having any product, service and account with Seller not transferred, acquired or assumed by Purchaser pursuant to this Agreement, except that the foregoing exception shall not permit Seller to solicit deposit liabilities from Customers whose Deposit Liabilities have been assumed by Purchaser hereunder" and to substitute therefor the following:

    (C) any advertising, marketing, soliciting, obtaining, and providing products and services of or to (i) any commercial or institutional Persons located in the Branch Market with sales or revenue in any fiscal year of the Person of twenty-five million dollars (US$25,000,000) or more as reported by such Person or any third-party source, (ii) any commercial real estate entity, including without limitation, single-asset entities formed to own and operate borrowing entities, (iii) any governmental entity, and (iv) any Person having any product, service and account with Seller not transferred, acquired or assumed by Purchaser pursuant to this Agreement, except that the foregoing exception shall not permit Seller to solicit deposit liabilities from Customers whose Deposit Liabilities have been assumed by Purchaser hereunder

    401(k) Plan Rollover

    Section 9.6(c)(v) of the Agreement is amended to delete this Section in its entirety and to substitute therefor the following:

    (v) Immediately following the Closing, to the extent that the 401(k) plan of Purchaser or its Affiliates accepts cash roll-overs, Purchaser shall allow such Transferred Employee to roll over, including direct rollovers, into such plan, to the extent permitted by law, any cash distributions received from Seller's qualified pension and 401(k) plans, excluding, however, any outstanding loan balances and distributions of Roth 401(k) accounts from Seller's qualified 401(k) plan;

    IRA, ESA, Keogh Plan and Employee Pension Plan Deposit Liabilities

Section 12.11 of the Agreement is amended to delete this Section in its entirety and to substitute therefor the following:

      At or before the Closing, Seller shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA, ESA, Keogh Plan and Employee Pension Plan of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA, ESA, Keogh Plan or Employee Pension Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA, ESA, Keogh Plan or Employee Pension Plan, and Purchaser hereby accepts each such trusteeship or custodianship under the terms and conditions of Purchaser's plan documents for its IRA, ESA, Keogh Plans and Employee Pension Plan, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor, ESA responsible individual or Keogh Plan or Employee Pension Plan employer sponsor such notice of the foregoing as is required by the documentation governing each such IRA, ESA, Employee Pension Plan or Keogh Plan or applicable law. Purchaser shall be solely responsible for delivering its IRA, ESA, Employee Pension Plan and Keogh Plan documents to the applicable IRA grantor, ESA responsible individual, and Keogh Plan or Employee Pension Plan employer sponsor, including, but not limited to, a beneficiary designation form to be completed by the applicable IRA grantor, ESA responsible individual, or Keogh Plan or Employee Pension Plan participant; provided, however, that in the event that an IRA grantor, ESA responsible individual, or Keogh Plan or Employee Pension Plan participant dies before such time as Purchaser receives a properly completed beneficiary designation form, Seller shall make available to Purchaser such information as may exist in Seller's files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA, ESA or Keogh Plan or Employee Pension Plan or applicable law, (A) Seller is not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor, ESA responsible individual, or Keogh Plan or Employee Pension Plan employer sponsor objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (B) such IRA, ESA or Keogh Plan or Employee Pension Plan includes assets which are not Deposit Liabilities and are not being transferred to Purchaser or the assumption of such deposit liabilities included in such IRA, ESA or Keogh Plan or Employee Pension Plan would result in a loss of qualification of such IRA, ESA or Keogh Plan or Employee Pension Plan under the Code or applicable IRS regulations, all deposit liabilities of Seller held under such IRA, ESA or Keogh Plan or Employee Pension Plan shall be excluded from the Deposit Liabilities (such excluded deposits liabilities being herein called the "Excluded IRA/ESA/Keogh/Employee Pension Plan Deposits") and Seller may remain as trustee or custodian of such Excluded IRA/ESA/Keogh/Employee Pension Plan Deposits. Upon appointment as a successor trustee or custodian, as applicable, for such IRAs, ESAs or Keogh Plans or Employee Pension Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable federal and state laws and regulations.
      To the extent the Deposit Liabilities include certain IRAs, ESAs, Keogh Plans and Employee Pension Plans that are required to make certain periodic distributions to the IRA account owner, ESA responsible individual, or Keogh Plan or Employee Pension Plan participant (or beneficiary) either at the account owner's or participant's request or because the account owner or participant has attained age 70-1/2, effective as of the Closing Date, Purchaser shall continue to make such periodic distributions in accordance with the reasonable distribution instructions forwarded by Seller to Purchaser. Purchaser hereby assumes as of the close of business on the Closing Date the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

9. Restrictions of Deposit Liabilities

Article XII of the Agreement is amended to add the following Section thereto:

Section 12.13. Restricted Accounts.

(a) From time to time following the Closing Date, Purchaser shall, in accordance with Seller's instructions and direction, make payments or deposits of, or take any other reasonable action related to, a Restricted Account that Seller deems necessary, appropriate or desirable to comply with any requirements of the Restricted Account applicable to Seller and which otherwise do not transfer to Purchaser.

(b) Upon Purchaser's request, Seller shall provide Purchaser with copies of documents authorizing Seller to release the court-ordered restrictions on the Restricted Accounts.

10. Consumer Loans

Section 6.10(e) of the Agreement is amended to delete this Section in its entirety and to substitute therefor the following:

Each Loan has been originated, administered and serviced in compliance in all material respects with all applicable laws and, in the case of SBA Loans, any written SBA service guidelines and is accruing interest in accordance with the respective terms thereof.

11. Employment Offers

Section 9.6(a) of the Agreement is amended to delete the phrase "offer employment beginning" from the first sentence thereof and to substitute therefor the following:

offer employment, in writing, subject to the terms and conditions specified therein, beginning

Section 9.6(a) of the Agreement is further amended to delete the third sentence thereof and to substitute therefor the following:

To the extent an offer of employment is made and accepted (which acceptance shall be inferred for any Employee who is on a military leave of absence at the time of Purchaser's offer of employment), all Employees shall be terminated by Seller and such Transferred Employees shall become employees-at-will of Purchaser at the base salary, vacation, sick, personal and other paid time off as determined by Purchaser according to Purchaser's employment policies.

12. ATM and Debit Cards

Section 12.7 of the Agreement is amended to add the following sentence at the end thereof:

Purchaser may, in its sole discretion, activate automated teller machine/debit cards it furnishes to Customers pursuant to this Section 12.7 and permit those Customers to use such cards prior to the effective time of the Closing. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective successors, permitted assigns, directors, shareholders, officers, members, managers, employees and representatives from and against all Damages that any of them shall receive, suffer or incur, arising out of or resulting from any act or omission of Purchaser relating to such early card activation as contemplated by this Section 12.7, without regard to the limitations set forth in Section 15.4(a).

13. Item Batching and Notification

Section 12.1(b)(ii) of the Agreement is amended to delete the phrase "sixtieth (60th)" and to substitute therefor the following:

one hundred twentieth (120th)

Section 12.1(b)(ii) of the Agreement is further amended to delete the phrase "in excess of ten thousand dollars (US$10,000)" and to substitute therefor the following:

in the amount of twenty-five thousand dollars (US$25,000) or more

14. Purchase Price

Section 3.1(i) of the Agreement is amended to delete this Section in its entirety and to substitute therefor the following:

(i) four hundred eighty five thousand dollars (US$485,000), which represents Purchaser's negotiated share of the remaining lease payments on that certain lease agreement dated as of June 4, 2003, by and between Phoenix Life Insurance Company and Charter One Bank, N.A. (US$600,000) less the negotiated amount of potential losses on the Advance Lines (US$115,000). The parties agree that Seller shall not be responsible for any additional Damages relating to the Advance Lines (including, without limitation, Damages that may be recoverable pursuant to Article XV), notwithstanding anything in this Agreement to the contrary.

15. Merchandising Items

Section 17.2 of the Agreement is amended to add the following Section thereto:

(c) From and after the Closing, Purchaser and Parent agree not to use or authorize any of their Affiliates to use, at any Branch or Office or otherwise in the public domain any of the merchandising items that are included on Schedule 1.1(t) unless and until any and all trade names, trademarks or service marks, logos or corporate names or other symbols or other distinctive branding elements of Seller or any of its Affiliates have been permanently removed therefrom.

16. Deed

The attached Exhibit A supersedes and replaces the existing Exhibit A.

17. Indemnification

Section 15.1 of the Agreement is amended to add the following Section 15.1(e):

 (e) Any liability of Purchaser relating to Section 12.13(a), except for liabilities arising as a result of the negligence of Purchaser.

Section 15.4(a) of the Agreement is amended to delete the second sentence of Section 15.4(a) in its entirety and to substitute therefor the following:

Notwithstanding anything in this Agreement to the contrary, the limitation in the preceding sentence shall not apply to (i) Purchaser's or Parent's indemnification obligations contained in Section 15.2(a) concerning any provisions contained in any Lease assigning any liability to Seller in the event of an assignment of such Lease or (ii) Seller's indemnification obligations contained in 15.1(e).

18. Ratification

As amended by this First Amendment, the Agreement is in all respects ratified and confirmed, and as so amended by this First Amendment, the Agreement shall be read, taken and construed as one and the same instrument.

19. Counterparts

This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of Seller, Purchaser and Parent and delivered to the other parties, it being understood that Seller, Purchaser and Parent need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Seller, Purchaser and Parent has caused this First Amendment to be executed in its name and on its behalf by its duly authorized representative, effective as of the date first written above.

RBS CITIZENS, NATIONAL ASSOCIATION

By: _____________________________

Name:
Title:

OLD NATIONAL BANK

By: _____________________________

Name:
Title:

OLD NATIONAL BANCORP

By: _____________________________

Name:
Title:

Exhibit A

When Recorded Mail To:

Space Above this Line Reserved for Recorder's Use Only

Special Warranty Deed

Grantor, RBS Citizens, National Association, a national banking association, for and in consideration of Ten and no/100 ($10.00) Dollars, and other good and valuable consideration, in hand paid, Conveys and Specially Warrants to Old National Bank, a national banking association, having its principal office at One Main Street, Evansville, Indiana 47708, the following described Real Estate situated in Marion County, in the State of Indiana, to wit:

Part of the Southeast Quarter of Section 6, Township 16 North, Range 5 East in Marion County, Indiana, more particularly described as follows:

Commencing at the Southeast corner of said Southeast Quarter; thence South 89 degrees 33 minutes 47 seconds West (grid bearing based on NAD27 Indiana State Plan coordinates, East Zone), along the South line thereof 308.07 feet to the Southerly extension of the East line of a tract of land described in Instrument No. 2000-63406 in the Office of the Recorder of Marion County, Indiana; thence North 00 degrees 30 minutes 59 seconds West along said southerly extension 58.51 feet to the Point of Beginning which point is a 5/8" rebar with yellow cap stamped "Schneider Eng Firm# 0001" (hereinafter referred to as "rebar") at the southeast corner of said tract on the north right of way line of 56th Street (unless otherwise noted all street names and right of way lines recited in this description are based on a Right of Way Grant recorded as Instrument No. 96-160709 as amended by Instrument No. 99-196180 in the Office of the Recorder of Marion County, Indiana); thence North 00 degrees 30 minutes 59 seconds West along the East line of said tract 424.72 feet to a "rebar" on the south right of way line of Otis Avenue; thence South 88 degrees 21 minutes 20 seconds East along said south line 208.29 feet to the East right of way line of Post Road per plans for Project number STP-B906 dated 1999 (the following two calls are along the westerly lines of said right of way); (1) thence South 00 degrees 43 minutes 25 seconds East 354.25 feet; (2) thence South 43 degrees 41 minutes 53 seconds West 87.44 feet to the north line of said 56th Street; thence South 89 degrees 30 minutes 04 seconds West along said north line 148.45 feet to the Point of Beginning, containing 1.974 acres, more or less.

The address of the Real Estate is 8930 East 56th Street, Lawrence, Indiana 46216.

This conveyance is subject to: (i) all real estate taxes not yet due and payable, (ii) all easements, covenants, agreements, encumbrances, restrictions, and other matters of record set forth in the title commitment issued by Chicago Title Insurance Company, dated November 13, 2008, as commitment number 000418540, and (iii) Permitted Liens as provided in that certain Purchase and Assumption Agreement dated as of November 24, 2008, as amended, by and among RBS Citizens, National Association, Old National Bank and Old National Bancorp.

Grantor, by execution and delivery hereof, limits only the covenant of title that it will warrant and defend title to the Real Estate against all lawful claims, by defending title against only those claims made by, under or through Grantor, but none other. Grantor hereby assigns and transfers to Old National Bank the benefit of all warranties in the chain of title, if any, to the Real Estate and any and all rights which may now exist or which may hereafter accrue by reason of or on account of such warranties.

The undersigned person executing this deed on behalf of the Grantor represents and certifies that s/he is duly authorized and has been fully empowered by Grantor to execute and deliver this deed; that the Grantor has full capacity to convey the Real Estate described herein; and that all necessary actions for the making of this conveyance have been duly taken and done.

In Witness Whereof, Grantor has caused its name to be signed to these presents by its _______________________, this ______ day of _____________, 2009.

RBS Citizens, National Association
By:_________________________________________________________
Printed Name: Its:

Commonwealth of Massachusetts, County of ________________ ss. I, the undersigned, a Notary Public in and for said County, in the Commonwealth aforesaid, Do Hereby Certify that

Impress Notarial Seal Here

________________________, personally known to me to be the _________________ of RBS Citizens, National Association, a national association, and personally known to be me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such _________________, s/he signed and delivered the instrument pursuant to authority given by the _______________ of said company, as her/his free and voluntary act, and as the free and voluntary act and deed of said company, for the uses and purposed therein set forth.

Given under my hand and official seal, this ___ day of _________, 2009.

Commission expires _______________, 20__

Notary Public

Send Subsequent Tax Bills to:
Old National Bank
One Main Street
Evansville, Indiana 47705
Attention: Doug Gregurich, SVP, Tax Manager

This instrument was prepared by: Grantor, One Citizens Plaza, Providence, Rhode Island 02903

PIN(s):____________________

I affirm under penalties of perjury that I have taken reasonable care to redact each Social Security Number in this document unless requested by law. Thomas J. Cox